Exhibit 99.1

PEMSTAR Restructures Lease Obligations; Company Estimates in Excess of $2.5

Million will be Returned to Operating Profits

ROCHESTER, MN – June 29, 2006 - PEMSTAR Inc. (NasdaqNM: PMTR), a leading provider of global engineering, product design, manufacturing and fulfillment services to technology, industrial and medical companies, today announced a restructuring of the company’s lease obligations under three separate lease termination agreements. The lease terminations are in relation to the Company’s previously announced site closures, for which restructuring charges have been taken in the past three years. The amounts paid in settlement of these obligations were fully accrued in the remaining provisions for restructuring costs at March 31, 2006. The Company estimates that in excess of $2.5 million of such provisions will be returned to operating profits in the first quarter of its current fiscal year 2007 as a result of the lease termination agreements.

In addition, as a result of the lease termination agreements, PEMSTAR’s future minimum payments under operating leases as of March 31, 2006 have been reduced to $10.7 million from $23.4 million.

(In thousands) Year Ending March 31,	As Previously Disclosed	As Adjusted for Settlements
2007	$6,596	$3,758
2008	4,982	2,020
2009	4,383	1,289
2010	3,861	1,010
2011	1,968	972
Thereafter	1,624	1,624

Total minimum lease payments	$23,414	$10,673

About PEMSTAR

PEMSTAR Inc. (www.pemstar.com) provides a comprehensive range of engineering, product design, manufacturing and fulfillment services to customers on a global basis through facilities strategically located in North America, Asia and Europe. The company’s service offerings support customers’ needs from product development and design, through manufacturing to worldwide distribution and aftermarket support. PEMSTAR has over one million square feet in 11 locations worldwide.

This press release may contain “forward-looking” statements. These forward-looking statements may contain statements of intent, belief or current expectations of PEMSTAR Inc. and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. Risks and uncertainties that may cause such differences for PEMSTAR include but are not limited to: recession or decline in economic conditions; rumors or threats of war; actual conflicts or trade disruptions; trade disruptions resulting from world health alerts or actual disease outbreaks; changes in demand for electronics manufacturing services; changes in demand by major customers due to cancellations, reductions or delays of orders; shortages or price fluctuations in component parts; difficulties managing expansion and integration of acquired or restructured businesses; increased competition; and other risk factors listed from time to time in PEMSTAR’s Securities and Exchange Commission filings, including but not limited to risks as included in PEMSTAR’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006.

Contact:

Greg S. Lea

PEMSTAR Inc.

Executive Vice President & Chief Financial Officer

Phone: 507-292-6941

David Pasquale

The Ruth Group

Executive Vice President

Phone: 646-536-7006